Exhibit 99.1

Quest Diagnostics Raises Revenue Growth Outlook, Increases Dividend
at 2016 Investor Day

•	Revenue growth beyond 2016 to be between 3-5%, earnings to grow faster than revenues in mid-to-high single digit range

•	Raises dividend by 12.5% to annual rate of $1.80 per share

•	Reaffirms Invigorate target of $1.3 billion run rate cost savings by end of 2017

•	Quest to expand retail presence in Safeway stores to more than 50 by end of 2016, 200 by end of 2017

MADISON, NJ, November 11, 2016 - At a meeting with analysts and investors at its Investor Day today, members of the senior management team of Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, will discuss the company’s new two-point strategy to generate shareholder value by accelerating growth and driving operational excellence. The company has raised its outlook for revenue growth for the period 2017-2020; revenue growth is expected to be 3-5%. Earnings for the same period are expected to grow faster than revenues in the mid-to-high single digit range. Additionally, the company has raised its common stock dividend by 12.5% to an annual rate of $1.80 per share. A live webcast of the meeting will be broadcast simultaneously beginning at 8:00 am ET.

“Quest Diagnostics is laser-focused on accelerating growth and driving operational excellence to continue building shareholder value,” said Steve Rusckowski, President and Chief Executive Officer. “Based on Quest’s momentum since the company’s 2014 Investor Day, we are raising our outlook for revenue growth beyond 2016. The earnings outlook for 2017-2020 of mid-to-high single digit growth is realistic and achievable. Our increasing number of partnerships with other health care leaders are creating promising opportunities for top and bottom line growth while improving the patient experience and reducing the overall cost of care.”

Senior management team presenters, including Steve Rusckowski and Mark Guinan, Chief Financial Officer, will emphasize how the company will accelerate growth and drive operational excellence. Highlights include:

•	Accelerate Growth:

◦	Grow revenues 1-2% per year through accretive, strategic acquisitions.

◦	Partner with health plans, hospital health systems and other risk-bearing entities to increase the company’s addressable market.

◦	Expand access to advanced diagnostics through R&D, as well as partnerships with academic institutions, other technology and health care leaders, and public health agencies.

◦
Be recognized as the consumer-friendly lab provider by increasing the company’s retail presence and improving the customer experience. Quest will increase its presence in Safeway stores to more than 50 by end of 2016 and 200 by end of 2017. Additionally, the company will offer direct access testing in two states by the end of November 2016.

◦	Build a business in population health supported by data analytics and extended care services.

•	Drive Operational Excellence:

◦	Deliver total run-rate Invigorate cost savings of $1.1 billion by the end of 2016 and $1.3 billion by the end of 2017.

◦	Reduce denials by payers and bad debt expense.

◦	Standardize and optimize laboratory and other operational processes.

◦	Digitize processes within the consumer experience, including scheduling appointments, check-in registration, and test result reporting.

The company’s new two-point strategy of focusing on accelerating growth and driving operational excellence replaces its former five-point strategy, which had also included simplifying and strengthening the organization, disciplined capital deployment, and refocusing on diagnostic information services. These now become operating principles.

The management team will also summarize the significant achievements since the company’s first Investor Day in 2012, including:

•	Restoring growth, from annual revenue decreases in 2013 to positive growth through the first three quarters of 2016.

•	Driving operational excellence, expecting to deliver $600 million in run rate savings from 2015 to 2017 to achieve its target of $1.3 billion by the end of 2017.

•
Simplifying and strengthening the organization by removing layers of hierarchy, establishing the Quest Management System to create a standard business framework, and launching a new brand in 2015 recommitting the company to a superior customer experience.

•	Completing six asset dispositions, generating gross proceeds of more than $1 billion by refocusing on diagnostic information services.

•
Returning cash to shareholders with over $2 billion in share repurchases, raising dividends 6 times since 2011, including a 12.5% dividend increase announced today to an annual rate of $1.80 per share. Quest Diagnostics' Board of Directors has increased its quarterly dividend to $0.45 per share from $.0.40 per share, commencing with the dividend payable January 25, 2017 to holders of record of the common stock on January 10, 2017. Additionally, the company has invested approximately $1 billion in 10 acquisitions since 2012.

Reaffirming Outlook for 2016
Quest Diagnostics reiterates its expected 2016 results as follows:

•	Revenues to be approximately $7.51 billion, an increase of 2.5% over 2015 on an equivalent basis.

◦
Revenues on an equivalent basis for full year 2015 were $7.32 billion.  This represents the company's reported revenues, excluding $85 million in 2015 clinical trials testing revenues and $84 million in revenues representing all Celera products revenue for 2015 and Focus Diagnostics products revenue subsequent to April 2015.

•	Adjusted diluted EPS excluding amortization to be between $5.07 and $5.12.

•	Cash provided by operations to approximate $1 billion.

•	Capital expenditures to approximate $250 million.

Note on Non-GAAP Financial Measures
As used in this press release the term "reported" refers to measures under the accounting principles generally accepted in the United States ("GAAP").  The term "adjusted" refers to non-GAAP  measures as follows: (i) for the purpose of income measures the term "adjusted" refers to operating performance measures that exclude special items such as the gain on sale of the Focus Diagnostics products business, retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term "adjusted diluted EPS excluding amortization" represents the company's diluted EPS before the impact of special items and amortization; and (iii) reference to "revenues on an equivalent basis" when comparing 2016 results to 2015 represents 2015 reported revenues excluding all clinical trials testing and Celera products revenues and Focus Diagnostics products revenues subsequent to April 2015.

Non-GAAP "adjusted" measures are presented because management believes those measures are useful adjuncts to GAAP results.  Non-GAAP "adjusted" measures should not be considered as an alternative to the corresponding measures determined under GAAP.  Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts or for incentive compensation purposes.  We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance.  The attached tables include reconciliations of adjusted measures to GAAP measures.

Webcast Attendance
A live webcast of the event will be broadcast simultaneously on the Investor Relations page of the Quest Diagnostics website for all interested parties. To access the webcast or a replay of the event, visit: www.QuestDiagnostics.com/investor. The webcast will begin promptly at 8:00 am ET and conclude at 12:30 pm ET. A replay will be available following the meeting.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 44,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and  Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

TABLES FOLLOW

Reaffirmed 2016 Revenue Outlook
The reaffirmed outlook for 2.5% revenue growth on an equivalent basis in 2016 represents management’s revenue estimates for 2016 versus reported 2015 revenues adjusted to exclude: the 2015 revenues from the clinical trials testing and Celera products businesses; and certain 2015 revenues from the Focus Diagnostics products business. In 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. In 2016, the company wound down its Celera products business and completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. The following table reconciles our 2015 net revenues determined under GAAP with equivalent revenue for 2015:

	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
	(dollars in millions)
2015 Revenue on an equivalent basis:
Net revenues	$1,839	$1,925	$1,880	$1,849	$7,493
Excluded revenue:
Clinical trials (a)	(40)	(45)	—	—	(85)
Products (b)	(7)	(19)	(34)	(24)	(84)
2015 Revenue on an equivalent basis	$1,792	$1,861	$1,846	$1,825	$7,324

2016 Revenue outlook:
2015 Revenue on an equivalent basis					$7,324
2016 Equivalent revenue growth					2.5%
2016 Revenue outlook					$7,510

(a)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. Clinical trials testing revenues reported in the first and second quarters of 2015 are excluded to provide 2015 revenue on an equivalent basis.

(b)	Celera products revenues reported during 2015 and Focus Diagnostics products revenues subsequent to April 2015 have been excluded to provide 2015 revenue on an equivalent basis.

Reaffirmed 2016 Adjusted Diluted EPS Excluding Amortization Expense Outlook
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2016 before the impact of special items and amortization expense. Further impacts to earnings related to special items may be incurred throughout the remainder of the year. The following table reconciles our 2016 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amounts determined under GAAP:

	Low	High
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$4.47	$4.52
Gain on disposition of business (a)	(0.24)	(0.24)
Retirement of debt and related refinancing charges (b)	0.21	0.21
Restructuring and integration charges (c)	0.34	0.34
Other (d)	(0.09)	(0.09)
Amortization expense (e)	0.38	0.38
Adjusted diluted EPS excluding amortization expense	$5.07	$5.12

(a)	Represents the pre-tax gain of $118 million, or $34 million after-tax, on the sale of our Focus Diagnostics products business.

(b)	Represents pre-tax charges of $48 million, or $30 million after-tax, associated with the retirement of debt and related refinancing charges in connection with the March 2016 cash tender offer.

(c)
Represents estimated full year pre-tax charges of $80 million, or $49 million after-tax, primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 38.9%.

(d)
Represents a net pre-tax gain of $6 million primarily associated with a gain on escrow recovery associated with an acquisition, partially offset by costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters through September 30, 2016.

(e)
Represents the full year impact of amortization expense on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$72
Amortization expense included in equity in earnings of equity method investees	17
Total pre-tax amortization expense	$89

Total amortization expense, net of an estimated tax benefit	$55